AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT


	This Amendment, dated the 18th day of September, 1998, is between Aquila Biopharmaceuticals, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, a trust company organized under the laws of the State of New York (the "Rights Agent").

	WHEREAS, the Company and the Rights Agent entered into a Shareholder Rights Agreement dated May 26, 1998 (the "Agreement"); and

	WHEREAS, the parties hereto desire to amend the Agreement.

	NOW, THEREFORE, in consideration of the mutual covenants provided herein and in the Agreement, the parties hereto agree as follows:

	1.	To amend Section 1, Paragraph (b) by deleting the following
parenthetical:

                "(provided that at the time of such determination of the Board of Directors there are then in office not less than five Continuing Directors and such determination is approved by a majority of the Continuing Directors then in office)."

	2.	To delete Section 1, Paragraph (h) in its entirety.

	3.	To delete from Section 11, Paragraph (a)(ii) the reference to
"Continuing Directors" and substitute in place thereof, "Directors".

	4.	To delete from Section 11, Paragraph (d)(i), in the third
sentence, the following:

                "including, if at the time of such determination there is an Acquiring Person or an Adverse Person, a majority of the Continuing Directors then in office, or if there are no Continuing Directors, by a nationally recognized investment firm selected by the Board of Directors,".

	5.	To delete from Section 11, Paragraph (d)(ii), the following:

		"including, if at the time of such determination there is an Acquiring Person or an Adverse Person, a majority of the Continuing Directors then in office, or if there are no Continuing Directors, by a nationally recognized investment firm selected by the Board of Directors,".

	6.	To delete from Section 11, Paragraph (d)(iii), the following:

                "including, if at the time of such determination there is an Acquiring Person or an Adverse Person, a majority of the Continuing Directors then in office, or if there are no Continuing Directors, by a nationally recognized investment firm selected by the Board of Directors,".

	7.	To delete from the last sentence of Section 23, Paragraph (a):

                "there are Continuing Directors then in office and" and "including at least a majority of the Continuing Directors."

	8.	To delete from Section 26, clause (iii) the following:

                "(which shortening or lengthening shall be effective only if there are Continuing Directors then in office and shall require the concurrence of such Continuing Directors if (A) such supplement or amendment occurs at or after the time a person becomes an Acquiring Person or an Adverse Person, or
(B) such supplement or amendment occurs on or after the date of a change (resulting from one or more proxy or consent solicitations) in a majority of the directors then in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or an Adverse Person or which would cause the occurrence of a Triggering Event)".

	9.	To delete from Section 28, in the two places where such quote appears therein, the following:

                "(with, where specifically provided for herein, the concurrence of the Continuing Directors)"

and further to delete the following from said Section 28:

                "(or, where specifically provided for herein, by the Continuing Directors)"

and further to delete the following from the last sentence of said Section 28, clause (y):

                "or any of the Continuing Directors".

	10.	To delete from Section 30 the following:

                "(including, if at the time of such determination, there is an Acquiring Person or an Adverse Person, a majority of the Continuing Directors then in office)".

	IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


					AQUILA BIOPHARMACEUTICALS, INC.



						/s/ Alison Taunton-Rigby
					By:_________________________________

                               AMERICAN STOCK TRANSFER & TRUST COMPANY

                                         	/s/  Herbert J. Lemmer
                                           By:___________________________